Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, Chief Financial Officer
317-704-6000
PondelWilkinson Inc.
Roger Pondel/Angie Yang
310-279-5980
BELL INDUSTRIES TO SELL CERTAIN ASSETS TO SPRINT NEXTEL
IN AGREEMENT VALUED AT APPROXIMATELY $13.5 MILLION
     Indianapolis, IN — June 21, 2007 — Bell Industries, Inc. (AMEX:BI) today announced it has signed a definitive agreement with Sprint Nextel Corp. (NYSE:S) under which Sprint Nextel will acquire certain Bell assets for approximately $13.5 million in cash.
     Bell said the assets represent stock ownership interests in entities that hold Federal Communications Commission (FCC) licenses to operate wireless communications in certain bandwidths and were originally acquired by Bell as part of its purchase of SkyTel Corp. The agreement is subject to FCC approval and transfer of the licenses and is expected to close in approximately 45 to 90 days.
     “We are extremely pleased at the speed in which we’ve begun to monetize certain non-core assets within SkyTel. This transaction will not have any impact on the services we provide to our SkyTel customers,” said John A. Fellows, Bell’s president and chief executive officer. “This transaction further solidifies our balance sheet, representing $1.56 per share of cash based upon the current number of shares outstanding, as we continue our focus on enhancing shareholder value by becoming a market leader in each of our strategic business units.”
     Fellows said the assets being sold, which were not integral to SkyTel’s current business operations, had been expected to generate total revenues of less than $15,000 in 2007. He said the company will receive an initial payment of $12.5 million upon the close of the transaction, with the remainder becoming payable 18 months after closing, subject to certain conditions. Bell purchased SkyTel in January 2007 for approximately $23 million, plus a post closing adjustment of approximately $7 million.
About Sprint Nextel Corp.
     Sprint Nextel, based in Reston, VA, offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving more than 53.6 million customers at the end of the first quarter 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from customer relationship management (CRM) and managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle market, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, completing the transaction, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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